Exhibit 99.1

EGPI/FIRECREEK ACQUIRES FIRST NATURAL GAS PROPERTY

SCOTTSDALE, AZ – (Business Wire) November 15, 2005 – EGPI Firecreek, Inc. (OTCBB: EFCR – News) announced the successful acquisition of a 50% working interest in 1,600 acres of proven undeveloped and probable gas reserves in Green River Basin, Wyoming. These reserves are estimated to contain in excess of 10 BCF (billion cubic feet) of gas.

This project will be operated by Newport Oil Corporation, and is part of their Ten Mile Draw Coal Bed Methane (CBM) gas development project. The CBM formation has a history of prolific gas production.

Dennis R. Alexander, Chairman of EGPI Firecreek, stated, “This will provide a solid domestic revenue base and the potential for greater future revenues as the project develops.”

The total investment required to initiate phase one of the project is in excess of $2.2 million of which EGPI Firecreek has already delivered their $1.1 million share. This will allow work to commence immediately. Funding for EGPI Firecreek’s initial 50% stake has been provided by Dutchess Private Equities Funds.

This project joins two long time oilmen: John E. Bruynell, President of Newport Oil, and Firecreek Petroleum, Inc.’s President and CEO John R. Taylor. The two have drilled over 100 wells together on locations in Texas since 1975. Mr. Bruynell indicated during the signing of the agreement at Firecreek’s Fort Worth office that the project will start immediately with the rehabilitation of the venture’s first two existing wells located on the block. In addition, other rehabilitation opportunities, as well as other productive formations in the block, will be explored. Mr. Bruynell stated that an aggressive 5 to 10 well program of development and exploration drilling is in the planning stages and is expected to commence in late spring 2006. A Gas Purchase Contract and pipeline connections have already been obtained and are ready for initial gas sales in early December 2005. This is expected to be the first phase of the joint venture’s development in the area of CBM opportunities.

EGPI Firecreek, Inc., through its Firecreek unit, is focused on oil production with an emphasis on acquiring existing oil fields with proven reserves, the rehabilitations of potentially high throughput oilfields, resource properties and inventories on an international basis.

For more information about EGPI Firecreek Inc. go to:

Egpi Firecreek, Inc.:
www.egpifirecreek.com

Firecreek Petroleum:
www.firecreek.us

InterOilGas:
www.interoilgas.com

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of EGPI Firecreek Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; and (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond EGPI Firecreek Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in EGPI Firecreek's filings with the Securities and Exchange Commission.

Contact:
          Firecreek Petroleum Inc.
     George "Bud" Faulder, 817-732-5949
     (Shareholder Relations)
     bud@firecreek.us